UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 21, 2017

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 West Wall Street, Suite 1800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)

Registrant’s telephone number, including area code:   (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Legacy Reserves GP, LLC, the general partner (the “General Partner”) of Legacy Reserves LP (the “Partnership”), approved certain amendments to the Legacy Reserves LP Compensation Policy, as previously adopted on March 7, 2013 and subsequently amended, applicable to the General Partner’s executive officers (as amended, the “Compensation Policy”). Except as otherwise noted, the amendments to the Compensation Policy apply to incentive awards granted commencing in fiscal year 2018 in accordance with the Compensation Policy with respect to the Partnership’s and the executive officers’ performance during fiscal year 2017. The amendments to the Compensation Policy are highlighted below.
Cash Incentive Compensation (Cash Bonus). The objective component pertaining to growth in cash distributions has been deleted and replaced by a measure of ratio of Total Debt (as defined in the Partnership’s Third Amended and Restated Credit Agreement, as amended) to EBITDA (as defined as Adjusted EBITDA in the Partnership’s annual report on Form 10-K) at the last day of the given period.
The percentage levels that may be earned each year are based on the ranges of performance levels with respect to the target as set forth in the following table, as determined by straight-line interpolation. In addition, such levels pertaining to the EBITDA target have been amended as set forth in the table below.
The General Partner’s executive officers will not receive a cash bonus (with respect to either of the two performance measures) under this objective component unless the Partnership achieves a Total Debt to EBITDA ratio that is less than 125% of the target Total Debt to EBITDA ratio or achieves EBITDA that is greater than 75% of the target EBITDA for the year.

Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	75% of Target	100% of Target	125% of Target
		0%	100%	200%
Ratio of Total Debt to EBITDA	50%	125% of Target	Target	75% of Target
		0%	100%	200%

The target levels and the related tiers of percent earned relative to performance level, for purposes of the annual cash bonus determination only, will be set by the Committee at the beginning of each year after considering management’s recommendation.
All other components of the Cash Incentive Compensation (Cash Bonus) remain in effect.
Equity-Based Incentive Compensation.
Subjective or Service-Based Component. Phantom units granted pursuant to the subjective or service-based component, including those granted in 2017 with respect to 2016 performance, will be settled two thirds in cash and one third in Partnership units. The phantom units to be settled in cash will not be subject to a cap on the maximum amount payable per phantom unit. The grants of phantom units pursuant to the subjective or service-based component of the equity-based incentive compensation terms of the Compensation Policy, including those granted in 2017 with respect to 2016 performance, will be made pursuant to grant agreements between the Partnership and the applicable executive officers in substantially the forms attached hereto as Exhibit 10.1 and 10.2, as applicable.

Objective or Performance-Based Component. The matrix used to evaluate the Partnership’s total unitholder return for determining the percentage of equity grants made under the objective component that will vest has been amended to the following:

Legacy TUR Ranking vs Peer Group/Adjusted Alerian Index (as defined in the Compensation Policy)	>=90th %ile	100%	125%	150%	175%	200%
	75th %ile	75%	100%	125%	150%	175%
	50th %ile	50%	75%	100%	125%	150%
	25th %ile	0%	50%	75%	100%	125%
	<=10th %ile	0%	25%	50%	75%	100%

		<=0%	8.0%	12.0%	20.0%	>=25%
		Three-Year Average Annual Legacy TUR

Phantom units granted pursuant to the objective component, including those granted in 2017 with respect to 2016 performance, will be settled in cash and will not be subject to a cap on the maximum amount payable per phantom unit. The grants of phantom units pursuant to the objective component of the equity-based incentive compensation terms of the Compensation Policy, including those granted in 2017 with respect to 2016 performance, will be made pursuant to grant agreements between the Partnership and the applicable executive officers in substantially the form attached hereto as Exhibit 10.3.
All other components of the Equity-Based Incentive Compensation remain in effect.
Quarterly Cash Retention Bonuses
On February 21, 2017, the Committee approved the payment of quarterly cash retention bonuses to the General Partner’s executive officers for each quarter of the fiscal year ending December 31, 2017. The quarterly cash retention bonuses shall be paid with respect to quarters ending March 31, June 30, September 30 and December 31, 2017 in the event that the executive officer remains continuously employed with the Partnership through the end of such quarter. The quarterly cash retention bonuses will be paid pursuant to retention bonus agreements between an affiliate of the Partnership and the applicable executive officers in substantially the form attached hereto as Exhibit 10.4. The amounts of the quarterly cash retention bonuses will not offset any award of phantom units to the executive officers that are payable in cash. The quarterly cash retention bonuses with respect to each of the quarters ended March 31, June 30, September 30 and December 31, 2016 to the following executive officers are as follows:

Executive Officer	Amount
Paul T. Horne	$125,000
James Daniel Westcott	$100,000
Kyle M. Hammond	$100,000
Kyle A. McGraw	$50,000
Dan G. LeRoy	$25,000

Item 9.01  Financial Statements and Exhibits.

(d)             Exhibits

Exhibit Number	Description
10.1	Form of Grant of Phantom Units (Units) Under Subjective Component of Long-Term Equity Incentive Compensation.
10.2	Form of Grant of Phantom Units (Cash) Under Subjective Component of Long-Term Equity Incentive Compensation.
10.3	Form of Grant of Phantom Units Under Objective Component of Long-Term Equity Incentive Compensation.
10.4	Form of Retention Bonus Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC, its General Partner

Date: February 22, 2017	/s/ Dan G. LeRoy
Dan G. LeRoy
Vice President, General Counsel and Secretary